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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS



                       First Hawaiian, Inc. and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges


                                                         QUARTER ENDED                   NINE MONTHS ENDED
                                                         SEPTEMBER 30,                     SEPTEMBER 30,
                                                  ---------------------------        ---------------------------
                                                     1996             1995              1996            1995
                                                  -----------      ----------        ----------       ----------
                                                                       (dollars in thousands)
Income before income taxes                        $    29,387      $   30,308        $   90,978       $   88,800
                                                  -----------      ----------        ----------       ----------


Fixed charges:(1)
   Interest expense                                    66,379          65,026           186,686          201,095
   Rental expense                                       1,168           1,122             3,544            3,628
                                                  -----------      ----------        ----------       ----------
                                                       67,547          66,148           190,230          204,723
Less interest on deposits                              48,798          43,736           133,802          131,841
                                                  -----------      ----------        ----------       ----------

   Net fixed charges                                   18,749          22,412            56,428           72,882
                                                  -----------      ----------        ----------       ----------

   Earnings, excluding
       interest on deposits                       $    48,136      $   52,720        $  147,406       $  161,682
                                                  ===========      ==========        ==========       ==========

   Earnings, including
       interest on deposits                       $    96,934      $   96,456        $  281,208       $  293,523
                                                  ===========      ==========        ==========       ==========

Ratio of earnings to
   fixed charges:

   Excluding interest on deposits                        2.57  X         2.35  x           2.61  X          2.22 x

   Including interest on deposits                        1.44  X         1.46  x           1.48  X          1.43 x
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(1)    For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.  Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.